UNION BANK & TRUST COMPANY®

COMMERCIAL LEASE

THIS COMMERCIAL LEASE (the "Lease") is made and entered into by and between Union Bank and Trust Company, 3643 South 48th Street, Lincoln, NE 68506, (the "Landlord") and Nelnet Inc., 121 South 13th Street, Lincoln, Nebraska 68508 (the "Tenant") on this 31 day of October, 2011.

WHEREAS, the Landlord and Tenant desire that Tenant lease office space within Union Bank and Trust Company, 2720 South 177th Street, Omaha, NE, 68154 , and more specifically will consist of approximately 1,267 square feet, as identified on the floor plan attached hereto and incorporated herein as Exhibit "A" (the "Branch Property"); and

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. BRANCH PROPERTY. Subject to the terms and conditions set forth herein, Landlord hereby leases and grants Tenant exclusive use of the above described Branch Property for eight Nelnet, Inc. employees to occupy the above referenced square footage.

2. INITIAL TERM. The initial term of this Agreement shall commence on November 1, 2011, and expire on November 30, 2012. Either party may terminate this Agreement at the end of the Initial Term by providing written notice to the other party within ninety days of execution of the Lease.

3. RENEWAL OPTION. Provided that Tenant is not in default of any material term, condition or covenant contained in this Lease at the time of renewal or notice of termination 90 days prior to any Renewal Term is not provided, this Lease shall automatically renew annually for one (1) consecutive year(s) each (the "Renewal Terms") on the same terms and conditions set forth herein, subject to the rent adjustment described in section 4 hereof. The Initial Term and the Renewal Terms, if any, shall be referred to collectively herein as the "Term".

4. RENT. The Tenant shall pay to the Landlord the base rent for the Branch Property as follows:

Term:	Rent:
Initial & First Renewal Term	* $25,000.00 annually/$2,083.33 monthly * $3,000 annually/$250 monthly for each additional employee added beyond the initial eight

If Tenant exercises its option to renew beyond the First Renewal Terms pursuant to Section 3 above, the Annual Rental increase for each such Renewal Term shall be

indexed to the CPI, as determined by the U.S. Bureau of Labor Statistics once per Renewal Term.

5. RENTAL PAYMENT. The rent for the first month (or part of a month if the first month is not a full month) shall be paid on the first full day of the Initial Term. The rent for each succeeding month (or part month if the last period is not a full month) shall be due on the first day of each month. Payments shall be made to Union Bank and Trust Company, Accounts Payable, 4243 Pioneers Woods Drive, Lincoln, NE 68506.

6. OBLIGATIONS OF THE LANDLORD. All utility expenses and real estate taxes related to Tenant's use of the Branch Property shall be paid by Landlord, including, but not limited to, electricity, heating, and air-conditioning.

7. USE AND OCCUPANCY. Tenant shall conduct all student lending activities in accordance with industry standards and providing or promoting such services as are customarily offered by Tenant at other office locations of Tenant and for no other use; Tenant shall not conduct or offer banking services such as taking deposits or making loans.

8. SIGNAGE. Tenant is expressly permitted to place signage within the Branch Property. Tenant shall not be permitted to place signage on the exterior of the Union Bank and Trust Property.

9. TENANT'S EMPLOYEES. While working at the Branch Facility, Tenant's employees shall be entitled to use restrooms, "break rooms" and other similar facilities provided by Landlord for the convenience of Landlord's employees. Tenant's employees shall be entitled to the use, without charge, of an adequate number of designated employee parking spaces on premise if available.

10. INSURANCE. Tenant shall carry personal property insurance, public liability insurance with a limit not less than $ 1,000,000.00, and worker's compensation coverage with respect to its operations in the Branch Facility. Upon Landlord's request, Tenant shall furnish a certificate or other documentation evidencing said coverage. Tenant shall name Landlord as additional insured to all coverages.

11. TAXES. Tenant shall pay all personal property taxes, license fees, and other governmental charges on or relating to the Tenant's operation of the Branch Facility; provided, however, that the foregoing shall not include any federal or state income or franchise taxes of Landlord, or any real estate taxes.

12. LANDLORD'S ACCESS. Landlord shall have access to the Branch Property at all times.

13. WARRANTIES OF TITLE AND QUIET POSSESSION. The Landlord warrants that the Landlord has full right to make this Lease subject to the terms of this Lease, and the Tenant shall have quiet and peaceable possession of the Branch Property during the term

of this Lease as against the acts of all parties claiming title to, or a right to the possession of, the Branch Property.

14. ASSIGNMENT AND SUBLETTING. Tenant may not assign or transfer this Lease or any interest in this Lease or any portion of this Lease without the prior written consent of Landlord in each instance. Tenant may not sublet the Branch Property or any part of the Branch Property without the prior written consent of Landlord in each instance.

15. LANDLORD MAY ASSIGN. Landlord's rights to assign this Lease are and shall remain unqualified. No assignment by Landlord shall release Landlord of any of its obligations under this Lease for any time prior to the date of the assignment. Landlord's assignee shall be subject to the terms of the Lease until the Lease is terminated.

16. FIRE AND OTHER CASUALTY. If by fire or other casualty the Branch Property is destroyed or damaged to the extent that the Tenant is deprived of occupancy or use of the Branch Property is materially impaired, this Lease shall terminate immediately and any prepayments of rent shall be refunded pro-rata by the Landlord; provided, however, that if the Branch Property can be and is repaired within ninety (90) days from the date of such event, then at the Landlord's option, by notice in writing to the Tenant, mailed within thirty (30) days after such damage or destruction, this Lease shall remain in full effect, but the rent for the period during which the Branch Property is untenantable shall be abated pro-rata. If by fire or other casualty the Branch Property is rendered untenantable, this Lease shall terminate immediately and any prepayments of rent shall be refunded pro-rata by the Landlord; provided, however, that if the Branch Property can be and is repaired within ninety (90) days from the date of such event, then at the Tenant's option, by notice in writing to the Landlord, mailed within thirty (30) days after such damage or destruction, this Lease shall remain in full affect, but the rent for the period during which the Branch Property is untenantable shall be abated pro-rata.

17. SURRENDER. On the last day of the term of this Lease or on the earlier termination of this Lease, the Tenant shall peaceably surrender the Branch Property in good condition and repair, reasonable wear and tear excepted.

18. HOLDING OVER. In the event that the Tenant remains in possession of the premises after the expiration of this Lease without the execution of a new lease, Landlord may take any legal action to remove the Tenant. If the Landlord accepts a rent payment for a period of time after the end of the Lease or otherwise acknowledges the tenancy, the Tenant is deemed to be occupying the premises as a Tenant from month-to-month. Any month-to-month tenancy is subject to all the conditions, provisions, and obligations of this Lease. The base rent for the hold-over period shall be equal to the base rent due in the last month preceding the hold-over period.

19. DEFAULT OF TENANT. A default by Tenant under this Lease shall occur if any of the following occur:

UNION BANK & TRUST COMPANY®

a. Any one or more rent payments due from the Tenant to the Landlord shall be and remain unpaid in whole or part after they are due and payable, if Tenant shall not pay the same within ten (10) days after written notice from Landlord;

b. The Tenant violates or defaults in any of the other covenants, agreements, stipulations, or conditions herein and such violation or default shall continue for a period of thirty (30) days after written notice from the Landlord of such violation or default or, as to matters that cannot be reasonably remedied in thirty (30) days, shall fail to commence efforts to remedy such default within such thirty (30) day period and thereafter diligently to prosecute such efforts.

20. LANDLORD'S REMEDIES UPON TENANT'S DEFAULT. The remedies provided in this paragraph are not exclusive and are in addition to any other remedies now or later allowed by law. Upon default of the Tenant:

a. The Landlord may, at its option, declare this Lease forfeited, the Lease's term ended, have the right to reenter the Branch Property, and have the right to take possession of the Branch Property without any further obligation to Tenant.

b. Landlord may instead elect to keep Tenant in possession and continue to have all rights and remedies under this Lease. If Landlord elects to keep Tenant in possession, Landlord shall have the rights under subparagraph a. for any future defaults or for any previous default which remains uncured.

c. If Landlord elects under subparagraph a., Landlord may lease the premises at a rate of rent determined by Landlord to be reasonable.

21. INTEREST. If the Tenant fails to perform any of its promises contained in this Lease, including the failure to pay rent, then any unpaid rent and any sum advanced by the Landlord under the terms of this Lease shall bear interest from the due date or the date of payment by the Landlord, respectively, to the date of payment to the Landlord by the Tenant at the rate of 8% per annum.

22. DEFAULT OF LANDLORD. The Landlord shall not be deemed to be in default under this Lease until the Tenant has given the Landlord written notice specifying the nature of the default and until the Landlord fails to cure the default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.

23. REASONABLE CONSENT. Whenever the Landlord's or the Tenant's consent shall be required under this Lease, such approval or consent shall not be arbitrarily or unreasonably conditioned, delayed, or withheld. The consent of Landlord or of Tenant shall be deemed to have been given, unless within twenty (20) days of the request for such approval or consent, the Landlord or the Tenant, as appropriate, notifies the requesting party that the receiving party is denying such approval or consent. The refusal must state the reasonable ground for the refusal to grant such approval or consent.

UNION BANK & TRUST COMPANY®

24. NOTICE. If any notice is required to be given under this Lease, it may be only be given in writing and delivered by mail, telegram, personal delivery, facsimile transmission, or electronic data transmission. Delivery of notice shall be effective as follows:
    a. Delivery by any means other than mail shall be effective upon receipt.
    b. Delivery by mail may be by first class mail, certified mail or registered mail.
    c. Delivery by first class mail is complete upon the third postal business day after mailing. Delivery by certified mail or registered mail is complete upon delivery; if the certified mail is not delivered as a result of refusal to accept, then upon the date of the refusal to accept; or if there is a failure of delivery as a result of the inability of the post office to deliver after three attempts at delivery (to the last-known address as provided in this Lease) have been made, then upon the date of the last attempt.
    d. Delivery may be made to any agent for service of process.
    e. If the party is a corporation, delivery of notice may be made to any officer. If the party is a partnership, notice may be given to any partner.

25. ADDRESSES. Each party shall supply any address changes to the other party in writing. Any party may change its address by giving notice in writing, stating its new address. The newly designated address shall be that party's address for the purpose of all communications, demands, notices or objections permitted or required to be given or served under this Lease.

Union Bank and Trust Company:
Alan Fosler
4732 Calvert Street
PO Box 82535
Lincoln, NE 68501

Nelnet, Inc.:
Attn: Tim Tewes
Address: 121 South 13th Street
Lincoln, NE 68508

Or

Perry, Guthery, Haase & Gessford
Rob Shortridge
1400 US Bank Building
233 South 13th Street
Lincoln, NE 68508

26. SUCCESSORS AND ASSIGNS. This Lease shall be binding on and shall inure to the benefit of the parties to this Lease and their respective assigns, executors, heirs, personal representatives, and successors.

27. AMENDMENT. No amendment of this Lease shall be valid unless it is in writing and is signed by the parties or by their duly authorized representatives, and unless it specifies the nature and extent of the amendment.

28. SEVERABLE PROVISIONS. Each provision, section, sentence, clause, phrase, and word of this Lease is intended to be severable. If any provision, section, sentence, clause, phrase, or word hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Lease. Provided, however, in the event that it is determined by a court of competent jurisdiction that the Tenant must divest itself of any interest in the Branch Property or must cease its business on the Branch Property, then this Lease shall terminate.

29. ENTIRE AGREEMENT. This Lease contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

30. REPRESENTATIONS. No representations, warranties, undertakings, or promises, whether oral, implied, written, or otherwise, have been made by either party hereto to the other unless expressly stated in this Lease. Neither party has relied on any verbal representations, agreements, or understandings not expressly set forth in this Lease.

31. DUPLICATE ORIGINALS. This Lease may be executed in several duplicate originals, but all copies shall be only one agreement.

32. CAPTIONS, HEADINGS, OR TITLES. All captions, headings, or titles in the paragraphs or sections of this Lease are inserted for convenience of reference only and shall not constitute a part of this Lease as a limitation of the scope of the particular paragraphs or sections to which they apply.

33. WAIVER. Any waiver by any party of a default of any other party of this Lease shall not affect or impair any right arising from any subsequent default. No custom or practice of the parties which varies from the terms of this Lease shall be a waiver of any party's right to demand exact compliance with the terms of this Lease.

34. CONFIDENTIALITY. Tenant must sign the Landlord's Confidentiality Agreement, attached hereto as Exhibit "B". Tenant's employees will receive annual security training, which will include education on confidentiality requirements.

35. GUIDELINES. In addition to the terms and conditions set forth within this Lease, Landlord requests Tenant's employees follow and adhere to the additional guidelines laid out in Exhibit "C".

36. NEBRASKA LAW. This Lease shall be construed and enforced in accordance with the laws of the State of Nebraska.

UNION BANK & TRUST COMPANY®

IN WITNESS HEREOF, the parties hereto execute this Lease effective as of the date first above written.

Union Bank and Trust Company

By: SVP
Landlord

Nelnet, Inc.

By:
Tenant

EXHIBIT A



19'-5 7/16"
13'-0½"
14'-10"
22'-10⅞"
12'-0¼"
12'-1¼"
256 sq. ft.
11'-7"
195
7'-2¾"
11'-7¼"
198 sq. ft.
11'-9¾"
12'-9⅜"
33'-5¾"
20'-5¼"
19'-3"
21'-2"
158 sq. ft.
11'-9½"
12'-9½"
Area in quadrant
3425 sq. ft.
6'-8"
24'-1¼"
156 sq. ft.
170 sq. ft.
230 sq. ft.
19'-3 3/16"
13'
14'-2¼"
14'-9½"

Square Feet: 15,595.38
Note: Includes elevator and both stairwells

Exhibit B

UNION BANK & TRUST COMPANY — Confidentiality Agreement

This Third Party Agreement ("Agreement") is made by and between Nelnet Business Solutions a third party (the "Tenant"), including all employees, contractors, agents or individuals otherwise authorized by Tenant to act on Tenant's behalf and Union Bank and Trust Company (the "Landlord"). This Agreement shall be governed by Nebraska law and may be enforced by Landlord through any legal or equitable remedies that might be available. This Agreement shall survive the termination of any business relationship or other agreements between Tenant and Landlord. This Agreement shall be binding upon and shall inure to the benefits of the heirs, personal representatives, successors and assigns of the parties hereto.

Security Access:
It is anticipated by the parties to this Agreement that the Tenant will have access to property owned/leased by Landlord under the Commercial Lease signed by Tenant and Landlord.

Financial Privacy & Confidentiality
It is anticipated by the parties to this Agreement that the Tenant will have access to information as the Tenant is occupying the Landlord's property as described in the Commercial Lease. Therefore, in consideration of the relationship by and between the Tenant and the Landlord, and other good and valuable consideration the sufficiency of which is hereby acknowledged, it is agreed as follows:

☑ During the term of the relationship, Tenant may have access to Landlord's premises which will contain confidential information in various formats that may be in or about the premises, whether or not identified as confidential or proprietary. Tenant agrees that all information, in whatever form and of whatever nature is sensitive, private and secret to Landlord and/or its customers and clients, and hereby agrees to treat such information with the highest degree of confidentiality at all times and shall exercise the highest degree of protection to the information.

☑ Tenant agrees not to posses, take, commit to memory, disclose, transmit, duplicate or provide the information to any person or entity for any reason, except as otherwise provided for by this Agreement. The Tenant acknowledges and agrees that the Tenant does not have a reason or a need to know any of the confidential information.

☑ Tenant acknowledges and agrees that if Tenant believes any confidential information has been treated in a manner which contravenes this Agreement; Tenant shall report this to Landlord. Landlord acknowledges and agrees that if Landlord believes any confidential information has been treated in contravention of this Agreement, Landlord shall report this to Tenant within a reasonable time.

☑ Tenant acknowledges that to the extent Tenant is responsible for a breach of this Agreement or the disclosure or unauthorized possession of any confidential information, that Tenant could be held liable and Tenant agrees to indemnify and hold Landlord harmless for any such actions that result in a breach of this Agreement by Tenant.

☑ Tenant's obligation of non-disclosure shall extent without limitation and Tenant acknowledges that state and federal banking law, HIPAA disclosure rules, and other local, state and federal laws and regulations govern certain confidential information, and Tenant's disclosure of the same might violate said laws and rules subjecting the Tenant to the same. Tenant understands that to the extent Tenant violates these laws, regulations and/or rules, it is agreed that such violations by Tenant shall be a material breach of this Agreement.

Occupational Safety & Health Administration (OSHA) Compliance

☑ Tenant agrees to comply with all applicable OSHA regulations. Any questions related to Landlord's OSHA compliance guidelines, including information regarding the Landlord's Material Safety Data Sheets (MSDS), lockout/tag out system, and permit required confined spaces should be directed to the Landlord's Maintenance Department Head.

The undersigned represents and warrants that he or she is authorized by the Tenant and empowered to enter into this Agreement and that he or she understands the terms, provisions, and conditions of this Agreement.

Executed this 3rd day of November, 2011.

BY: Nelnet, Inc.	BY: Union Bank and Trust Company
Name/Title: [signature] NBS CIO/CTO	Name/Title: [signature] SVP

EXHIBIT C – GUIDELINES

- Tenant's staff may be issued bank 24 hour access keys.
- Landlord's Security Department will provide initial and regular basic building security training. This training will include education on confidentiality.
- Landlord's building, located at 2720 South 177th Street, Omaha, NE, 68154, is closed to the public on approved bank holidays.
- Tenant has access to restrooms and break room.
- Tenant may utilize existing bank office furniture, with normal wear expected.
- Tenant must supply its own telecommunications and data connections to the building, but may utilize existing wiring to the offices. Network servers may be placed in Landlord's server room, however, access is restricted.
- Tenant will supply its own office equipment and supplies.
- Tenant will maintain an orderly office appearance similar to other bank offices due to the open office environment.
- Tenant's staff will maintain business casual dress code similar to bank staff standards.
- Landlord will supply routine cleaning services for the Branch Property.
- Tenant may utilize staff parking areas.
- Tenant must observe general building guidelines such as; decorations, office appearance, food, noise, and all other general environmental issues similar to existing bank standards.
- Tenant will provide to Landlord a list of names and contact information of all staff members utilizing Branch Property.
- Tenant's staff cannot enter the building between 6:55 a.m. and 7:15 a.m.